CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$460,000	$18.08

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $292,282.58 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $18.08 offset against the registration fee due for this offering and of which $292,264.50 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 1534 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 133-I dated April 25, 2008	Registration Statement No. 333-130051 Dated August 29, 2008 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co. $460,000 Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks due October 5, 2009

General

  The notes are designed for investors who seek a return of two times the appreciation of an equally weighted basket of 10 common stocks (including American Depository Shares, or ADSs) up to a maximum total return on the notes of 27.25% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 10%, be willing to lose up to 90% of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 5, 2009†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes priced on August 29, 2008 and are expected to settle on or about September 4, 2008.

Key Terms

Basket:

The Basket consists of 10 common stocks, including ADSs (each, a “Basket Stock” and collectively, the “Basket Stocks”). The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.

Upside Leverage Factor:	2
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by two, subject to a Maximum Total Return on the notes of 27.25%. For example, if the Basket Return is more than 13.625%, you will receive the Maximum Total Return on the notes of 27.25%, which entitles you to a maximum payment at maturity of $1,272.50 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 x Basket Return x 2)

Your principal is protected against up to a 10% decline in the Basket at maturity. If the Ending Basket Level declines from the Starting Basket Level by up to 10%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level by more than 10%, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond 10%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 x (Basket Return + 10%)]
If the Ending Basket Level declines from the Starting Basket Level by more than 10%, you could lose up to $900 per $1,000 principal amount note.
Buffer Amount:	10%, which results in a minimum payment of $100 per $1,000 principal amount note.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which was August 29, 2008.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level on the Observation Date will be calculated as follows:
100 x (1 + the sum of the Stock Return of each Basket Stock on the Observation Date x the Stock Weighting of such Basket Stock)
Stock Return:	With respect to each Basket Stock, on the Observation Date:
Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the Pricing Date.
Final Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the Observation Date times the Stock Adjustment Factor for such Basket Stock on such day.
Stock Adjustment Factor:

With respect to each Basket Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-I for further information.

Observation Date:	September 30, 2009†
Maturity Date:	October 5, 2009†
CUSIP:	48123LLY8
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 133-I.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 133-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

To the extent the information contained in footnotes (1) and (2) below differs from or conflicts with the disclosure set forth under “Use of Proceeds” in product supplement no. 133-I, the information in the footnotes (1) and (2) below controls.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$6.50	$993.50

Total	$460,000	$2,990	$457,010

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)	J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $6.50 per $1,000 principal amount note. See “Underwriting” beginning on page PS-34 of the accompanying product supplement no. 133-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

August 29, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 133-I dated April 25, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated August 22, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 133-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 133-I dated April 25, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208002225/e31364_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company, “ “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the relevant securities exchange on which it is listed, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol	Basket Stock	Exchange	Stock Weighting	Initial Share Price

ABB	ABB Ltd (ADSs)	NYSE	10%	$24.57
ACM	AECOM Technology Corporation	NYSE	10%	$31.96
FLR	Fluor Corporation	NYSE	10%	$80.13
FWLT	Foster Wheeler Ltd.	NASDAQ	10%	$49.69
GVA	Granite Construction Incorporated	NYSE	10%	$36.68
JEC	Jacobs Engineering Group Inc.	NYSE	10%	$73.82
NUE	Nucor Corporation	NYSE	10%	$52.50
STLD	Steel Dynamics, Inc.	NASDAQ	10%	$24.83
URS	URS Corporation	NYSE	10%	$47.96
X	United States Steel Corporation	NYSE	10%	$133.07

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by two (2), up to the Maximum Total Return on the notes of 27.25%, or $1,272.50 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 BASKET STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, which consists of 10 Basket Stocks. These Basket Stocks are the common stocks of ABB Ltd, AECOM Technology Corporation,Fluor Corporation, Foster Wheeler Ltd., Granite Construction Incorporated, Jacobs Engineering Group Inc., Nucor Corporation, Steel Dynamics, Inc., URS Corporation and United States Steel Corporation.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to 10%. If the Ending Basket Level declines by more than 10%, for every 1% decline in the Basket beyond 10%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, at maturity you will receive a payment equal to at least $100 for each $1,000 principal amount note.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-1

  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 133 -I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 133-I dated April 25, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $100 per $1,000 principal amount note. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level, beyond the 10% buffer. Accordingly, you could lose up to $900 for each $1,000 principal amount note that you invest in.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 27.25%, regardless of the appreciation in the Basket, which may be significant.
  CHANGES IN THE VALUE OF THE BASKET STOCKS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted Basket consisting of 10 Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of some of the Basket Stocks increase, the value of other Basket Stocks may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of some of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Stocks.
  THE BASKET STOCKS ARE CONCENTRATED IN THE ENGINEERING AND STEEL INDUSTRIES — Seven of the Basket Stocks have been issued by companies whose primary lines of business are directly associated with the engineering industry. The remaining three Basket Stocks have been issued by companies whose primary lines of business are directly associated with the steel industry. Because the value of the notes is determined by the performance of each of the Basket Stocks, an investment in these notes will be concentrated in these industries. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the engineering and steel industries are significantly affected by a number of factors in general and local, national and worldwide economic conditions as well as by weather conditions, natural disasters, fuel prices, geopolitical events and other factors that may either offset or magnify each other, including:
    cyclical nature of these industries;
    competition with other engineering services companies or steel producers, as applicable;
    domestic and foreign governmental laws and regulations, including environmental matters;
    the price and availability of raw materials, including fuels;
    litigation and claims, including personal injury, property damage, and environmental matters;
    with respect to the engineering industry:
      reliance on long-term fixed price contracts;
      reliance on contractors and subcontractors;
      modification, curtailment or termination of government contracts;
      availability of trained personnel;
      availability of performance or surety bonds;
      ability of project owners to make payments on time or at all; and
      backlog; and

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-2

    with respect to the steel industry:
      overcapacity in the global industry, resulting in increased steel imports into the United States;
      volatility of steel prices; and
      employee and labor relations.
  These or other factors or the absence of such factors could cause a downturn in the engineering and/or steel industries generally or regionally and could cause the value of the Basket Stocks to decline during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE BASKET STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Stocks, such as voting rights or dividend payments. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.
  NO AFFILIATION WITH THE BASKET STOCK ISSUERS — We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for the adequacy of the information about the Basket Stock issuers contained in this pricing supplement. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF ABB LTD AND THE RIGHTS OF HOLDERS OF THE REGISTERED SHARES OF ABB LTD — Because the notes are linked to the performance of an ADS representing one registered share of ABB Ltd (“ABB” and such shares, the “common stock of ABB”), you should be aware that your note is linked to the price of the ADSs and not the registered shares of ABB. There are important differences between the rights of holders of ADSs and holders of the common stock of ABB. Each ADS is a security evidenced by American Depositary Receipts that represents one registered share of ABB. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, ABB, and holders of the ADSs, which may be different from the rights of holders of the common stock of ABB. For example, ABB may make distributions in respect of the common stock of ABB that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the common stock of ABB may be significant and may materially and adversely affect the value of the notes.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked in part to the value of non-U.S. equity securities, such as the registered shares of ABB which are issued by a Swiss Issuer and traded on the New York Stock Exchange in U.S. Dollars, the SWX Europe in Swiss Francs and the OMX Nordic Exchange Stockholm in Swedish Krona, involves risks associated with the home country of the issuer of the non-U.S. equity securities. The notes are linked in part to the common stock of ABB quoted and traded in U.S. Dollars on the New York Stock Exchange, which may trade differently from such common stock quoted and traded in Swiss Francs and Swedish Krona on the SWX Europe and the OMX Nordic Exchange Stockholm, respectively. Non-U.S. companies, such as those in Switzerland, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES LINKED TO THE COMMON STOCK OF ABB ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the common stock of ABB is quoted and traded in U.S. Dollars on the New York Stock Exchange, in Swiss Francs on the SWX Europe and in Swedish Krona on the OMX Nordic Exchange Stockholm, fluctuations in the exchange rate between the Swiss Franc and the U.S. Dollar and the between the Swedish Krona and the U.S. Dollar will likely affect the relative value of the common stock of ABB in the different currencies and, as a result, will likely affect the market price of the common stock of ABB trading on the New York Stock Exchange. These trading differences and currency exchange may affect the market value of the notes and whether the Ending Basket Level will be greater than, equal to or less than the Starting Basket Level. The Swiss Franc and the Swedish Krona have been subject to fluctuations against the U.S. Dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Swiss Franc and the U.S. Dollar and the Swedish Krona and the U.S. Dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between the Swiss Franc and the U.S. Dollar and the Swedish Krona and the U.S. Dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Switzerland, Sweden and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Switzerland, Sweden and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Switzerland, Sweden and the United States and other jurisdictions important to international trade and finance.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-3

  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Basket Stock issuers, including extending loans to, or making equity investments in, such Basket Stock issuers or providing advisory services to such Basket Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock issuers and these reports may or may not recommend that investors buy or hold the Basket Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Basket Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE BASKET STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Basket Stock to reflect certain events affecting such Basket Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-I for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Basket Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Basket Stocks;
    the time to maturity of the notes;
    the dividend rates paid on the Basket Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rates and volatility of the exchange rates between the U.S. Dollar and the Swiss France and between the U.S. Dollar and the Swedish Krona;
    the occurrence of certain events affecting the issuer(s) of the Basket Stock(s) that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Maximum Total Return on the notes of 27.25%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.000	80.000%	27.25%
165.000	65.000%	27.25%
150.000	50.000%	27.25%
140.000	40.000%	27.25%
130.000	30.000%	27.25%
120.000	20.000%	27.25%
113.625	13.625%	27.25%
110.000	10.000%	20.00%
105.000	5.000%	10.00%
102.500	2.500%	5.00%
100.000	0.000%	0.00%
95.000	-5.000%	0.00%
90.000	-10.000%	0.00%
85.000	-15.000%	-5.00%
80.000	-20.000%	-10.00%
70.000	-30.000%	-20.00%
60.000	-40.000%	-30.00%
50.000	-50.000%	-40.00%
40.000	-60.000%	-50.00%
30.000	-70.000%	-60.00%
20.000	-80.000%	-70.00%
10.000	-90.000%	-80.00%
0.000	-100.000%	-90.00%

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-4

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table on the previous page are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 2 does not exceed the Maximum Total Return of 27.25%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 2)] = $1,100

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 90. Although the Basket Return is negative, because the Ending Basket Level of 90 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 2 exceeds the Maximum Total Return of 27.25%, the investor receives a payment at maturity of $1,272.50 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 70. Because the Basket Return is negative and the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-30% + 10%)] = $800

Example 5: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 0. Because the Basket Return is negative and the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $100 per $1,000 principal amount note, which reflects the principal protection provided by the Buffer Amount of 10%, calculated as follows:

$1,000 + [$1,000 x (-100% + 10%)] = $100

The Basket Stocks

Public Information

All information contained herein on the Basket Stocks and on the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Basket Stocks” beginning on page PS-18 of the accompanying product supplement no. 133-I for more information.

Historical Information of the Basket Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Basket Stocks based on the weekly closing prices (in U.S. Dollars) of the Basket Stocks (other than the common stock of AECOM Technology Corporation, which we refer to as AECOM) from January 3, 2003 through August 29, 2008, and the common stock of AECOM from May 11, 2007 through August 29, 2008, as well as the Basket as a whole based on the weekly closing prices (in U.S. Dollars) of the Basket Stocks from May 11, 2007 through August 29, 2008. The graph of the historical Basket performance assumes the Basket Closing Level on May 11, 2007 was 100 and the Stock Weightings were as specified on page PS-1 of this pricing supplement. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-5

ABB Ltd (“ABB”)

According to its publicly available filings with the SEC, ABB is a global provider of power and automation technologies that enable utility and industry customers to improve performance while lowering environmental impact. The ADSs, each representing one registered share of ABB, par value CHF 2.50 (which we refer to as the “common stock of ABB”, are registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of ABB in the accompanying product supplement no. 133-I. ABB’s SEC file number is 001-16429.

Historical Information of the Common Stock of ABB

The following graph sets forth the historical performance of the common stock of ABB based on the weekly closing price (in U.S. Dollars) of the common stock of ABB from January 3, 2003 through August 29, 2008. The closing price of the common stock of ABB on August 29, 2008 was $24.57.

AECOM Technology Corporation (“AECOM”)

According to its publicly available filings with the SEC, AECOM is a leading provider of professional technical and management support services for government and commercial clients around the world. The common stock of AECOM, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AECOM in the accompanying product supplement no. 133-I. AECOM’s SEC file number is 000-52423.

Historical Information of the Common Stock of AECOM

The following graph sets forth the historical performance of the common stock of AECOM based on the weekly closing price (in U.S. Dollars) of the common stock of AECOM from May 11, 2007 through August 29, 2008. The common stock of AECOM commenced trading on the NYSE on May 10, 2007. The closing price of the common stock of AECOM on August 29, 2008 was $31.96.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-6

Fluor Corporation (“Fluor”)

According to its publicly available filings with the SEC, Fluor, through its subsidiaries, acts as one of the largest professional services firms, providing engineering, procurement and construction management and project management services on a global basis. The common stock of Fluor, par value $0.01 per share (which we refer to as the “common stock of Fluor”), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Fluor in the accompanying product supplement no. 133-I. Fluor‘s SEC file number is 001-16129.

Historical Information of the Common Stock of Fluor

The following graph sets forth the historical performance of the common stock of Fluor based on the weekly closing price (in U.S. Dollars) of the common stock of Fluor from January 3, 2003 through August 29, 2008. The closing price of the common stock of Fluor on August 29, 2008 was $80.13.

Foster Wheeler Ltd. (“Foster Wheeler”)

According to its publicly available filings with the SEC, Foster Wheeler designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation and distribution facilities, and gasification facilities. In addition, Foster Wheeler designs, manufactures and erects steam generating and auxiliary equipment for electric power generating stations and industrial facilities worldwide.. The common shares of Foster Wheeler, par value $0.01 per share (which we refer to as the “common stock of Foster Wheeler”), is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Foster Wheeler in the accompanying product supplement no. 133-I. Foster Wheeler’s SEC file number is 001-31305.

Historical Information of the Common Stock of Foster Wheeler

The following graph sets forth the historical performance of the common stock of Foster Wheeler based on the weekly closing price (in U.S. Dollars) of the common stock of Foster Wheeler from January 3, 2003 through August 29, 2008. The closing price of the common stock of Foster Wheeler on August 29, 2008 was $49.69.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-7

Granite Construction Incorporated (“Granite Construction”)

According to its publicly available filings with the SEC, Granite Construction is one of the largest heavy civil contractors in the United States and is engaged in the construction and improvement of streets, roads, highways and bridges as well as dams, airport infrastructure, mass transit facilities and other infrastructure-related projects. The common stock of Granite Construction, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Granite Construction in the accompanying product supplement no. 133-I. Granite Construction’s SEC file number is 001-12911.

Historical Information of the Common Stock of Granite Construction

The following graph sets forth the historical performance of the common stock of Granite Construction based on the weekly closing price (in U.S. Dollars) of the common stock of Granite Construction from January 3, 2003 through August 29, 2008. The closing price of the common stock of Granite Construction on August 29, 2008 was $36.68.

Jacobs Engineering Group Inc. (“Jacobs Engineering”)

According to its publicly available filings with the SEC, Jacobs Engineering is a professional services firm focused exclusively on providing a broad range of technical, professional and construction services to industrial, commercial and governmental clients around the world. The common stock of Jacobs Engineering, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Jacobs Engineering in the accompanying product supplement no. 133-I. Jacobs Engineering’s SEC file number is 001-07463.

Historical Information of the Common Stock of Jacobs Engineering

The following graph sets forth the historical performance of the common stock of Jacobs Engineering based on the weekly closing price (in U.S. Dollars) of the common stock of Jacobs Engineering from January 3, 2003 through August 29, 2008. The closing price of the common stock of Jacobs Engineering on August 29, 2008 was $73.82.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-8

Nucor Corporation (“Nucor”)

According to its publicly available filings with the SEC, Nucor and its subsidiaries manufacture and sell steel and steel products. Nucor is also one of North America’s largest recyclers, using scrap steel as the primary material in producing its products. The common stock of Nucor, par value $0.40 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Nucor in the accompanying product supplement no. 133-I. Nucor’s SEC file number is 001-04119.

Historical Information of the Common Stock of Nucor

The following graph sets forth the historical performance of the common stock of Nucor based on the weekly closing price (in U.S. Dollars) of the common stock of Nucor from January 3, 2003 through August 29, 2008. The closing price of the common stock of Nucor on August 29, 2008 was $52.50.

Steel Dynamics, Inc. (“Steel Dynamics”)

According to its publicly available filings with the SEC, Steel Dynamics is one of the largest steel producers and largest scrap processors in the United States. The common stock of Steel Dynamics, par value $0.005 per share, is listed on the NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Steel Dynamics in the accompanying product supplement no. 133-I. Steel Dynamics’s SEC file number is 000-21719.

Historical Information of the Common Stock of Steel Dynamics

The following graph sets forth the historical performance of the common stock of Steel Dynamics based on the weekly closing price (in U.S. Dollars) of the common stock of Steel Dynamics from January 3, 2003 through August 29, 2008. The closing price of the common stock of Steel Dynamics on August 29, 2008 was $24.83.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-9

URS Corporation (“URS”)

According to its publicly available filings with the SEC, URS is a leading international provider of engineering, construction and technical services. URS offers a broad range of program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to public agencies and private sector clients around the world. The common shares of URS, par value $0.01 per share (which we refer to as the “common stock of URS”), is listed on the New York Stock Exchange,, which we refer to as the Relevant Exchange for purposes of Norfolk Southern in the accompanying product supplement no. 133-I. URS’s SEC file number is 001-07567.

Historical Information of the Common Stock of URS

The following graph sets forth the historical performance of the common stock of URS based on the weekly closing price (in U.S. Dollars) of the common stock of URS from January 3, 2003 through August 29, 2008. The closing price of the common stock of URS on August 29, 2008 was $47.96.

United States Steel Corporation (“United States Steel”)

According to its publicly available filings with the SEC, United States Steel is an integrated steel producer with major production operations in North America and Central Europe. The common stock of United States Steel, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of United States Steel in the accompanying product supplement no. 133-I. United States Steel’s SEC file number is 001-16811.

Historical Information of the Common Stock of United States Steel

The following graph sets forth the historical performance of the common stock of United States Steel based on the weekly closing price (in U.S. Dollars) of the common stock of United States Steel from January 3, 2003 through August 29, 2008. The closing price of the common stock of United States Steel on August 29, 2008 was $133.07.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-10

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from May 11, 2007 through August 29, 2008. The following graph assumes the Basket Closing Level on May 11, 2007 was 100 and the Stock Weightings were as specified on PS-1 of this pricing supplement.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Common Stocks	PS-11